                                                                       Exhibit 5

                                     September  25, 1998



Cabletron Systems, Inc.
35 Industrial Way
Rochester, NH 03867

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,434,900 shares of common stock, $0.01 par value per share (the "Shares"), of Cabletron Systems, Inc., a Delaware corporation (the "Company"), issuable upon exercise of options assumed by the Company (the "Options") that had previously been issued under the NetVantage, Inc. Equity Incentive Plan; the NetVantage, Inc. 1996 Incentive Stock Plan; the NetVantage, Inc. 1994 Incentive and Nonstatutory Stock Option Plan; and the NetVantage, Inc. 1992 Incentive and Nonstatutory Stock Option Plan (the "Plans").

     We have acted as counsel for the Company in connection with the assumption of the Options and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion we have examined the Registration Statement, the Plans and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and (ii) the Shares, when issued and sold in accordance with the terms of the Options and Plans, will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Ropes & Gray

                                    Ropes & Gray